Change in independent registered public accounting firm

Deloitte & Touche LLP (“Deloitte”) served as the independent registered public accounting firm for the Snow Capital Small Cap Value Fund and the Snow Capital Long/Short Opportunity Fund, the predecessor funds to Easterly Snow Small Cap Value Fund and Easterly Snow Long/Short Opportunity Fund, to audit the financial statements for the fiscal year ending February 28, 2021.

The Trust engaged Tait Weller Baker, LLP on September 2, 2021, as the independent registered public accounting firm to audit the Easterly Snow Small Cap Value Funds’ and Easterly Snow Long/Short Opportunity Funds’, financial statements for the fiscal year ending February 28, 2022. The report of Deloitte on the financial statements for the fiscal year ending February 28, 2021 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year and the interim period of March 1, 2021 through November 5, 2021 (the “Interim Period”) there were no (i) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on Snow Capital Small Cap Value Fund’s and the Snow Capital Long/Short Opportunity Fund’s financial statements for the year, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years ended February 28, 2021 and the Interim Period, neither the Snow Capital Small Cap Value Fund or the Snow Capital Long/Short Opportunity Fund, nor anyone on behalf of the Snow Capital Small Cap Value Fund and the Snow Capital Long/Short Opportunity Fund, had consulted Tait Weller Baker, LLP on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Snow Capital Small Cap Value Fund and the Snow Capital Long/Short Opportunity Fund financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

May 6, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: James Alpha Funds Trust (Easterly Snow Small Cap Value and Easterly Snow Long/Short Opportunity Fund)

File no. 811-23611

Dear Sir or Madam:

We have read Exhibit 99, ACCT of Form N-CSR of Easterly Snow Small Cap Value and Easterly Snow Long/Short Opportunity Fund, a series of James Alpha Funds Trust, dated May 6, 2022, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ DELOITTE & TOUCHE LLP